CERTIFICATE OF INCORPORATION

OF

SUPERLIGHT INC.

ARTICLE I

The name of this corporation shall be SUPERLIGHT INC.

ARTICLE II

The corporation’s registered office in the state of Delaware is located at 615 South DuPont Highway, Dover, Delaware 19901, County of Kent and its registered agent at such address in NATIONAL CORPORATE RESEARCH, LTD.

ARTICLE III

The purpose or purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation has authority to issue is One Hundred Million (100,000,000) shares, all of which are designated common stock, par value of one one-hundredth of one mil ($0.0001) per share.

ARTICLE V

The Board of Directors is expressly authorized to adopt, amend or repeal By-Laws, subject to the reserved power of the stockholders to amend and repeal any By-Laws, adopted by the board of Directors.

ARTICLE VI

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

This Corporation is authorized to provide indemnification of agents through Bylaw provisions, agreements with agents, vote of stockholder or disinterested directors, or otherwise, to the fullest extent permissible under Delaware law.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

The Corporation is to have perpetual existence.

ARTICLE IX

The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the corporation.

ARTICLE X

Meeting of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

The sole incorporator is Rosa L. Redman, and her address is 615 South DuPont Highway, Dover, Delaware 19901.

In Witness Whereof, the undersigned, being the sole incorporator, has executed, signed and acknowledged this Certificate of Incorporation in Dover, Delaware this December 27, 2007.

/s/ Rose L. Redman
Rose L. Redman, Sole incorporator